Exhibit 10.123

KOPPERS HOLDINGS INC.

NOTICE OF GRANT OF STOCK OPTION

Notice is hereby given of the following option grant (the “Option”) to purchase shares of the Common Stock of Koppers Holdings Inc. (the “Company”):

Optionee:

Grant Date:  [__________]

Vesting Commencement Date:  [__________]

Exercise Price:

Number of Option Shares:

Expiration Date:  [__________]

Type of Option:		Incentive Stock Option
	X	Non-Qualified Stock Option

Vesting Schedule:  The Option shall become exercisable for 25% of the Option Shares upon Optionee’s completion of a consecutive twelve (12)-month period of Service measured from the Vesting Commencement Date.  The Option shall become exercisable for 25% of the Option Shares upon Optionee’s completion of a consecutive twenty-four (24)-month period of Service measured from the Vesting Commencement Date.  The Option shall become exercisable for 25% of the Option Shares upon Optionee’s completion of a consecutive thirty-six (36)-month period of Service measured from the Vesting Commencement Date.  The Option shall become exercisable for 25% of the Option Shares upon Optionee’s completion of a consecutive forty-eight (48)-month period of Service measured from the Vesting Commencement Date.  However, one or more Option Shares may be subject to accelerated vesting in accordance with Section 6 of the Stock Option Agreement. In no event shall the Option become exercisable for any additional Option Shares after Optionee’s cessation of Service. Only a whole number of Option Shares will become vested and exercisable as of any given date.  If the number of Option Shares that become vested and exercisable determined as of a date is a fractional number, the number vesting will be rounded down to the nearest whole number with any fractional portion carried forward.

Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the Koppers Holdings Inc. 2018 Long Term Incentive Plan (the “Plan”).  Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A. Optionee hereby acknowledges the receipt of a copy of the official prospectus for the Plan in the form

Revised 5/1/2018

attached hereto as Exhibit B. A copy of the Plan is available upon request made to the Corporate Secretary at the Company’s principal offices.

Employment at Will.  Nothing in this Notice or in the attached Stock Option Agreement or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee’s Service at any time for any reason, with or without cause, unless such rights have otherwise been limited pursuant to a separate agreement between the Company (or any Parent or Subsidiary) and the Participant.

Definitions.  All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Stock Option Agreement.

DATED: _                  _

KOPPERS HOLDINGS INC.
By:

Title:	President and CEO
Participant:
Signature:

Address:

ATTACHMENTS
Exhibit A - Stock Option Agreement
Exhibit B - Plan Prospectus

Revised 12/22/16

KOPPERS HOLDINGS INC.

STOCK OPTION AGREEMENT

RECITALS

A.The Board has adopted the Plan for the purpose of retaining the services of selected Employees, non-employee members of the Board (or the board of directors of any Parent or Subsidiary) and consultants and other independent advisors who provide services to the Company (or any Parent or Subsidiary).

B.Optionee is to render valuable services to the Company (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s grant of an option to Optionee.

C.All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.

NOW, THEREFORE, it is hereby agreed as follows:

Grant of Option.  The Company hereby grants to Optionee, as of the Grant Date, an option to purchase up to the number of Option Shares specified in the Grant Notice.  The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price.

Option Term.  This option shall have a maximum term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5, 6 or 10.

Limited Transferability.

This option shall be neither transferable nor assignable by Optionee other than by will or the laws of inheritance following Optionee’s death and may be exercised, during Optionee’s lifetime, only by Optionee.  However, Optionee may designate one or more persons as the beneficiary or beneficiaries of this option, and this option shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding this option.  Such beneficiary or beneficiaries shall take the transferred option subject to all the terms and conditions of this Agreement, including (without limitation) the limited time period during which this option may, pursuant to Paragraph 5, be exercised following Optionee’s death.

If this option is designated a Non-Qualified Stock Option in the Grant Notice, then this option may be assigned in whole or in part during Optionee’s lifetime to one or more of the Optionee’s Family Members or to a trust established for the exclusive benefit of Optionee and/or one or more such Family Members, to the extent such assignment is in connection with the Optionee’s estate plan or pursuant to a domestic relations order.  The assigned portion shall be exercisable only by the person or persons who acquire a proprietary interest in the option pursuant to such assignment.  The terms applicable to the assigned portion shall be the same as those in effect for this option immediately prior to such assignment.

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Dates of Vesting.  This option shall become exercisable for the Option Shares in one or more installments in accordance with the Vesting Schedule set forth in the Grant Notice.  As the option becomes exercisable for such installments, those installments shall accumulate, and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option term under Paragraph 5, 6 or 10.

Cessation of Service.  The option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

Except as otherwise provided in subparagraphs (b), (c), (d), (e) and (h) of this Paragraph 5, should Optionee cease to remain in Service for any reason while this option is outstanding, then Optionee (or any person or persons to whom this option is transferred pursuant to a permitted transfer under Paragraph 3) shall have a ninety (90)-day period measured from the date of such cessation of Service during which to exercise this option, but in no event shall this option be exercisable at any time after the Expiration Date.

Should Optionee cease to remain in Service due to Optionee’s voluntary resignation while this option is outstanding, then Optionee (or any person or persons to whom this option is transferred pursuant to a permitted transfer under Paragraph 3) shall have a thirty (30)-day period measured from the date of such cessation of Service during which to exercise this option, but in no event shall this option be exercisable at any time after the Expiration Date.

Should Optionee die while this option is outstanding, then this option may be exercised by (i) the personal representative of Optionee’s estate or (ii) the person or persons to whom the option is transferred pursuant to Optionee’s will or the laws of inheritance following Optionee’s death or to whom the option is transferred during Optionee’s lifetime pursuant to a permitted transfer under Paragraph 3, as the case may be. However, if Optionee dies while holding this option and has an effective beneficiary designation in effect for this option at the time of his or her death, then the designated beneficiary or beneficiaries shall have the exclusive right to exercise this option following Optionee’s death.  Any such right to exercise this option shall lapse, and this option shall cease to be outstanding, upon the earlier of (i) the expiration of the twelve (12)-month period measured from the date of Optionee’s death or (ii) the Expiration Date.

Should Optionee cease Service by reason of Permanent Disability while this option is outstanding, then Optionee (or any person or persons to whom this option is transferred pursuant to a permitted transfer under Paragraph 3) shall have a twelve (12)-month period measured from the date of such cessation of Service during which to exercise this option.  In no event shall this option be exercisable at any time after the Expiration Date.

Should Optionee cease Service by reason of Retirement while this option is outstanding, then Optionee (or any person or persons to whom this option is transferred pursuant to a permitted transfer under Paragraph 3) shall have a three (3)-year period measured from the date of Optionee’s Retirement during which to exercise this option.  In no event shall this option be exercisable at any time after the Expiration Date.

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The applicable period of post-Service exercisability in effect pursuant to the foregoing provisions of this Paragraph 5 shall automatically be extended by an additional period of time equal in duration to any interval within such post-Service exercise period during which the exercise of this option or the immediate sale of the Option Shares acquired under this option cannot be effected in compliance with applicable federal and state securities laws, but in no event shall such an extension result in the extension of this option beyond the Expiration Date.

During the limited period of post-Service exercisability, this option may not be exercised in the aggregate for more than the number of Option Shares for which this option is, at the time of Optionee’s cessation of Service, vested and exercisable pursuant to the Exercise Schedule specified in the Grant Notice or the special vesting acceleration provisions of Paragraph 6.  This option shall not vest or become exercisable for any additional Option Shares, whether pursuant to the normal Exercise Schedule specified in the Grant Notice or the special vesting acceleration provisions of Paragraph 6, following the Optionee’s cessation of Service, except to the extent (if any) specifically authorized by the Plan Administrator pursuant to an express written agreement with the Optionee.  Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any exercisable Option Shares for which the option has not otherwise been exercised.

Should Optionee’s Service be terminated for Misconduct or should Optionee otherwise engage in any Misconduct while this option is outstanding, then this option shall terminate immediately and cease to remain outstanding.

Special Acceleration of Option.

Should the Optionee’s Service terminate by reason of his or her Retirement, death or Permanent Disability prior to the final vesting date for the Option, then the Option shall immediately vest in the additional number of Option Shares (if any) in which the Optionee would have been vested at the time of such termination had 25% of the Option Shares that were scheduled to be vested on the next anniversary of the Vesting Commencement Date instead vested in a series of twelve (12) successive equal monthly installments over the duration of the twelve (12) month period preceding such anniversary.

This option, to the extent outstanding at the time of a Change in Control but not otherwise fully exercisable, shall automatically accelerate so that this option shall, immediately prior to the effective date of such Change in Control, become exercisable for all of the Option Shares at the time subject to this option and may be exercised for any or all of those Option Shares as fully vested shares of Common Stock.  However, this option shall not become exercisable on such an accelerated basis, if and to the extent: (i) this option is to be assumed by the successor corporation (or parent thereof) or is otherwise to be continued in full force and effect pursuant to the terms of the Change in Control transaction or (ii) this option is to be replaced with a cash retention program of the successor corporation which preserves the spread existing at the time of the Change in Control on any Option Shares for which this option is not otherwise at that time exercisable (the excess of the Fair Market Value of those Option Shares over the aggregate Exercise Price payable for such shares) and provides for subsequent payout of that spread in accordance with the same Vesting Schedule for those Option Shares as set forth in the Grant Notice.

Revised 12/22/16

Immediately following the Change in Control, this option shall terminate and cease to be outstanding, except to the extent assumed by the Successor Company (or parent thereof) or otherwise continued in effect pursuant to the terms of the Change in Control transaction.

If this option is assumed in connection with a Change in Control or otherwise continued in effect, then this option shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities into which the shares of Common Stock subject to this option would have been converted in consummation of such Change in Control had those shares actually been outstanding at the time. Appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same.  To the extent the actual holders of the Company’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of this option, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control, provided such common stock is readily tradable on an established U.S. securities exchange or market.

In the event the Optionee’s Service is involuntarily terminated for reasons other than Misconduct within twenty-four (24) months following a Change in Control transaction which does not result in the accelerated vesting of this option pursuant to the provisions of subparagraph (b) of this Paragraph 6, then the option (as assumed or continued in effect) shall automatically vest in full on an accelerated basis so that such option shall immediately become exercisable for all the Option Shares as fully-vested shares and may be exercised for any or all of those Option Shares as vested shares.

This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

Stockholder Rights.  The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares.

Manner of Exercising Option.

In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other person or persons exercising the option) must take the following actions:

Execute and deliver to the Company a Notice of Exercise for the Option Shares for which the option is exercised or comply with such other procedures as the Company may establish for notifying the Company of the exercise of this option for one or more Option Shares.

Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

cash or check made payable to the Company;

Revised 12/22/16

shares of Common Stock valued at Fair Market Value on the Exercise Date and held by Optionee (or any other person or persons exercising the option) for any required period necessary to avoid a charge to the Company’s earnings for financial reporting purposes; or

through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the option) shall concurrently provide irrevocable instructions (i) to a brokerage firm (reasonably satisfactory to the Company for purposes of administering such procedure in accordance with the Company’s pre-clearance/pre-notification policies) to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable income and employment taxes required to be withheld by the Company by reason of such exercise and (ii) to the Company to deliver the certificates (which may be in electronic form) for the purchased shares directly to such brokerage firm on such settlement date in order to complete the sale.

Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Notice of Exercise (or other notification procedure) delivered to the Company in connection with the option exercise.

Furnish to the Company appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.

Make appropriate arrangements with the Company (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all applicable income and employment tax withholding requirements applicable to the option exercise.  In that regard, regardless of any action the Company or the Affiliate that employs the Optionee (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account, or other tax-related items related to the Optionee’s participation in the Plan and legally applicable to the Optionee (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items owed by the Optionee is and remains the Optionee’s responsibility and that such amount may exceed the amount actually withheld by the Company and/or the Employer.  The Optionee further acknowledges that the Company and/or the Employer (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant, vesting or exercise of the option, the issuance of Shares upon exercise of the option, the subsequent sale of Shares; and (ii) does not commit and is under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Optionee becomes subject to tax in more than one jurisdiction, the Optionee acknowledges that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

As soon as practical after the Exercise Date, the Company shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate (which may be in electronic form) for the purchased Option Shares, with the appropriate legends affixed thereto.

In no event may this option be exercised for any fractional shares.

Revised 12/22/16

Compliance with Laws and Regulations.

The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Company and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Common Stock may be listed for trading at the time of such exercise and issuance.

The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Company of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained.  The Company, however, shall use commercially reasonable efforts to obtain all such approvals.

Additional Conditions.

(a)The Company may cancel this option, and the Optionee shall thereupon cease to have any further right to acquire any shares of Common Stock under such cancelled option, at any time the Optionee is not in compliance with this Agreement, the Plan and the following conditions:

(i)Participant shall not render services for any organization or engage, directly or indirectly, in any business which, in the judgment of the Plan Administrator or, if delegated by the Plan Administrator to the Chief Executive Officer, in the judgment of such officer, is or becomes competitive with the Company or any Affiliate, or which is or becomes otherwise prejudicial to or in conflict with the interests of the Company or any Affiliate. Such judgment shall be based on Participant’s positions and responsibilities while employed by the Company or an Affiliate, Participant’s post-Service responsibilities and position with the other organization or business, the extent of past, current and potential competition or conflict between the Company or an Affiliate and the other organization or business, the effect on customers, suppliers and competitors of Participant’s assuming the post-Service position and such other considerations as are deemed relevant given the applicable facts and circumstances. Participant shall be free, however, to purchase as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over the counter, and such investment does not represent a substantial investment to Participant or a greater than one percent (1%) equity interest in the organization or business.

(ii)Participant shall not, without prior written authorization from the Company, disclose to anyone outside the Company, or use in other than the Company’s business, any secret or confidential information, knowledge or data, relating to the business of the Company or an Affiliate in violation of his or her agreement with the Company or the Affiliate.

(iii)Participant shall disclose promptly and assign to the Company or the Affiliate all right, title and interest in any invention or idea, patentable or not, made or conceived by Participant during employment by the Company or the Affiliate, relating in any manner to the actual or anticipated business, research or development work of the Company or

Revised 12/22/16

the Affiliate and shall do anything reasonably necessary to enable the Company or the Affiliate to secure a patent where appropriate in the United States and in foreign countries.

(iv)Participant shall not in any way, directly or indirectly (a) induce or attempt to induce any employee of the Company to quit employment with the Company; (b) otherwise interfere with or disrupt the Company’s relationship with its employees; (c) solicit, entice, or hire away any employee of the Company; or (d) hire or engage any employee of the Company or any former employee of the Company whose employment with the Company ceased less than one (1) year before the date of such hiring or engagement.

(v)Participant will not divert or attempt to divert from the Company any business the Company had enjoyed or solicited from its customers during the two (2) years prior to the diversion or attempted diversion of such business.

(b)Notwithstanding any other provision of the Plan or this Agreement, the Plan Administrator in its sole discretion may cancel this option at any time prior to the exercise thereof, if the employment of the Optionee shall be terminated, other than by reason of death, unless the conditions in this Paragraph 10 are met.

(c)Failure to comply with the conditions of this Paragraph 10 prior to, or during the six months after, any exercise of this option shall cause the exercise to be rescinded. The Company shall notify the Optionee in writing of any such rescission within two (2) years after such exercise and within ten (10) days after receiving such notice, the Optionee shall pay to the Company the amount of any gain realized or payment received as a result of the exercise rescinded. Such payment shall be made either in cash or by returning to the Company the number of shares that the Optionee received in connection with the rescinded exercise.

(d)Upon exercise of this option, the Plan Administrator may require the Optionee to certify on a form acceptable to the Plan Administrator, that the Optionee is in compliance with the terms and conditions of the Plan and this Agreement.

(e)This option, and the right to receive and retain any  Option Shares or cash payments covered by this option, shall be subject to rescission, cancellation or recoupment, in whole or part, if and to the extent so provided under any “clawback” or similar policy of the Company in effect on the Grant Date or that may be established thereafter, including any modification or amendment thereto, or as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law.

(f)By accepting this Award under the Plan, Participant agrees and acknowledges that Participant is obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any Award or amounts paid under the Plan subject to claw-back pursuant to such law or policy.  Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any Award or amounts paid pursuant to this Award.

Successors and Assigns.  Except to the extent otherwise provided in Paragraphs 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Optionee, Optionee’s assigns, the legal representatives, heirs and legatees of Optionee’s estate and any beneficiaries of this option designated by Optionee.

Revised 12/22/16

Notices.  Any notice required to be given or delivered to the Secretary of the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate office at 436 Seventh Avenue, Pittsburgh, PA 15219.  Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee’s signature line on the Grant Notice.  All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

Construction.  This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan.  All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option. The provisions of the Plan are incorporated in this Agreement in their entirety.  In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control.

Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without resort to Pennsylvania’s conflict-of-laws rules. Any arbitration, legal or equitable action, or any proceeding arising directly, indirectly, or otherwise in connection with, out of, related to, or from the Agreement, or any provision hereof, shall exclusively be filed and adjudicated in Allegheny County, Pennsylvania and no other venue.

Excess Shares.  If the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may without stockholder approval be issued under the Plan, then this option shall be void with respect to those excess shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan.  In no event shall the Option be exercisable with respect to any of the excess Option Shares unless and until such stockholder approval is obtained.

Additional Terms Applicable to an Incentive Stock Option.  In the event this option is designated an Incentive Stock Option in the Grant Notice, the following terms and conditions shall also apply to the grant:

This option shall cease to qualify for favorable tax treatment as an Incentive Stock Option if (and to the extent) this option is exercised for one or more Option Shares: (A) more than three (3) months after the date Optionee ceases to be an Employee for any reason other than death or Permanent Disability or (B) more than twelve (12) months after the date Optionee ceases to be an Employee by reason of Permanent Disability.

No installment under this option shall qualify for favorable tax treatment as an Incentive Stock Option if (and to the extent) the aggregate Fair Market Value (determined at the Grant Date) of the Common Stock for which such installment first becomes exercisable hereunder would, when added to the aggregate value (determined as of the respective date or dates of grant) of the Common Stock or other securities for which this option or any other Incentive Stock Options granted to Optionee prior to the Grant Date (whether under the Plan or any other option plan of the Company or any Parent or Subsidiary) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate.  Should such One Hundred Thousand Dollar ($100,000) limitation be exceeded in any calendar year, this option

Revised 12/22/16

shall nevertheless become exercisable for the excess shares in such calendar year as a Non-Qualified Stock Option.

Should the exercisability of this option be accelerated upon a Change in Control, then this option shall qualify for favorable tax treatment as an Incentive Stock Option only to the extent the aggregate Fair Market Value (determined at the Grant Date) of the Common Stock for which this option first becomes exercisable in the calendar year in which the Change in Control transaction occurs does not, when added to the aggregate value (determined as of the respective date or dates of grant) of the Common Stock or other securities for which this option or one or more other Incentive Stock Options granted to Optionee prior to the Grant Date (whether under the Plan or any other option plan of the Company or any Parent or Subsidiary) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate.  Should the applicable One Hundred Thousand Dollar ($100,000) limitation be exceeded in the calendar year of such Change in Control, the option may nevertheless be exercised for the excess shares in such calendar year as a Non-Qualified Stock Option.

Should Optionee hold, in addition to this option, one or more other options to purchase Common Stock which become exercisable for the first time in the same calendar year as this option, then for purposes of the foregoing limitations on the exercisability of such options as Incentive Stock Options, this option and each of those other options shall be deemed to become first exercisable in that calendar year, on the basis of the chronological order in which such options were granted, except to the extent otherwise provided under applicable law or regulation.

Further Assurances.  The Optionee agrees, upon demand of the Company or the Plan Administrator, to do all acts and execute, deliver and perform all additional documents, instruments, and agreements that may be reasonably required by the Company or the Plan Administrator, as the case may be, to implement the provisions and purposes of this Agreement and the Plan.

Additional Acknowledgments; Appendix B.  By accepting this Award, the Optionee acknowledges and agrees that this Award is subject to the general terms applicable to Awards granted to employees outside the U.S. set forth in Appendix B hereto.  Appendix B constitutes part of this Agreement.  The Optionee acknowledges that he or she should review the provisions of Appendix B carefully, as this Award will be null and void absent the Optionee’s acceptance of such provisions.  The Company reserves the right to impose other requirements on the Award to the extent that the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Revised 12/22/16

APPENDIX A

When used in this Agreement, the terms which are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable). The following definitions shall be in effect under the Agreement:

Agreement shall mean this Stock Option Agreement.

Common Stock shall mean shares of the Company’s common stock.

Company shall mean Koppers Holdings Inc., a Pennsylvania corporation, and any successor corporation to all or substantially all of the assets or voting stock of Koppers Holdings Inc. which shall by appropriate action adopt the Plan.

Exercise Date shall mean the date on which the option shall have been exercised in accordance with Paragraph 8 of the Agreement.

Exercise Price shall mean the exercise price per Option Share as specified in the Grant Notice.

Expiration Date shall mean the date on which the option expires as specified in the Grant Notice.

Family Member shall mean any of the following members of the Optionee’s family: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.

Grant Date shall mean the date of grant of the option as specified in the Grant Notice.

Grant Notice shall mean the Notice of Grant of Stock Option accompanying the Agreement, pursuant to which Optionee has been informed of the basic terms of the option evidenced hereby.

Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by Optionee, any unauthorized use or disclosure by Optionee of confidential information or trade secrets of the Company (or any Parent or Subsidiary), or any other intentional misconduct by Optionee adversely affecting the business or affairs of the Company (or any Parent or Subsidiary) in a material manner.  The foregoing definition shall not in any way preclude or restrict the right of the Company (or any Parent or Subsidiary) to discharge or dismiss Optionee or any other person in the Service of the Company (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan or this Agreement, to constitute grounds for termination for Misconduct.

Notice of Exercise shall mean the notice of option exercise in the form prescribed by the Company.

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Option Shares shall mean the number of shares of Common Stock subject to the option as specified in the Grant Notice.

Optionee shall mean the person to whom the option is granted as specified in the Grant Notice.

Parent shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Plan shall mean the Company’s 2018 Long Term Incentive Plan.

Plan Administrator shall mean the committee(s) designated by the Board to administer the Plan.

Retirement shall mean the Participant’s voluntary termination from Service (i) on or after his attainment of age sixty-five (65), or (ii) on or after his attainment of age 55 with at least ten (10) years of service, or involuntary termination from Service with at least thirty (30) years of service other than in connection with a termination for Misconduct.  “Years of service” means the Participant’s total number of years of “accumulated service” as such term is defined with respect to salaried employees under the Retirement Plan for Koppers Inc. (regardless of whether the Participant is eligible to receive a benefit under such plan).

  Service shall mean the Optionee’s performance of services for the Company (or any Parent or Subsidiary, whether now existing or subsequently established) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor.  However, the Optionee shall be deemed to cease Service immediately upon the occurrence of either of the following events:  (i) the Optionee no longer performs services in any of the foregoing capacities for the Company or any Parent or Subsidiary or (ii) the entity for which the Optionee is performing such services ceases to remain a Parent or Subsidiary of the Company, even though the Optionee may subsequently continue to perform services for that entity.  Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Company; provided, however, that should such leave of absence exceed three (3) months, then for purposes of determining the period within which the option may be exercised as an Incentive Stock Option under the federal tax laws (if the option is designated as such in the Grant Notice), the Optionee’s Service shall be deemed to cease on the first day immediately following the expiration of such three (3)-month period, unless the Optionee is provided, either by statute or by written contract, with the right to return to Service following such leave.  Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Company’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Optionee is on a leave of absence.

Subsidiary shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Revised 12/22/16

Vesting Schedule shall mean the schedule set forth in the Grant Notice pursuant to which the option is to become exercisable for the Option Shares in one or more installments over the Optionee’s period of Service.

Revised 12/22/16

APPENDIX B

GENERAL TERMS APPLICABLE TO AWARDS

GRANTED TO EMPLOYEES OUTSIDE THE U.S.

This Appendix B includes additional or different terms and conditions that govern the Award if the Optionee resides and/or works outside the U.S.

A.Data Privacy.  By accepting this Award, the Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this document and any other grant materials by and among, as applicable, the Company, the Employer, and any other Affiliate for the exclusive purpose of implementing, administering, and managing the Optionee’s participation in the Plan.

The Optionee understands that the Company and the Employer hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address, email address, telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Affiliates, and details of any entitlement to shares of stock or equivalent benefits awarded, canceled, vested, unvested, or outstanding in the Optionee’s favor (“Data”), for the purpose of implementing, administering, and managing the Optionee’s participation in the Plan.

The Optionee understands that the Company, the Employer, or other Affiliates will transfer Data among themselves as necessary, and may each further transfer Data to any third party that is assisting the Company (or may assist the Company in the future) with the implementation, administration, and management of the Plan.  The Optionee understands that these recipients may be located in the United States, and that the United States may have different data privacy laws and protections from the Optionee’s country.  The Optionee understands that the Optionee may request a list with the names and addresses of any potential recipients of Data by contacting the Optionee’s local human resources representative.  The Optionee authorizes the recipients to receive, possess, use, retain, and transfer Data, in electronic or other form, for the exclusive purposes of implementing, administering, and managing the Optionee’s participation in the Plan.  The Optionee understands that Data will be held only as long as is necessary to implement, administer, and manage the Optionee’s participation in the Plan.

The Optionee understands that  the Optionee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data, or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Optionee’s local human resources representative.  Further, the Optionee understands that the Optionee is providing the consents herein on a purely voluntary basis.  If the Optionee does not consent, or if the Optionee later seeks to revoke the Optionee’s consent, the status of Optionee’s employment or service with the Employer will not be affected; the only consequence of refusing or withdrawing the Optionee’s consent is that the Company would not be able to grant to the Optionee the option or other awards or to administer or maintain such awards.  Therefore, the Optionee understands that refusing or withdrawing the Optionee’s consent may affect the Optionee’s ability to benefit from the option.  For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee understands that the Optionee may contact the Optionee’s local human resources representative.

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Further, upon request of the Company or the Employer, the Optionee agrees to provide a separate executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from the Optionee for the purpose of administering the Optionee’s participation in the Plan in compliance with the data privacy laws in the Optionee’s country, either now or in the future.  The Optionee understands and agrees that the Optionee will not be able to participate in the Plan if the Optionee fails to provide any such consent or agreement requested by the Company and/or the Employer.

B.Additional Acknowledgements.  By entering into this Agreement and accepting the grant of the option evidenced hereby, the Optionee acknowledges, understands, and agrees that:

i.the Plan is established voluntarily by the Company, is discretionary in nature, and may be terminated by the Company at any time, except as otherwise set forth in the Plan;

ii.the grant of the option is voluntary and occasional and does not create any contractual or other right to receive future awards of otions or benefits in lieu of options, even if such awards have been awarded in the past;

iii.all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

iv.this Award and the underlying Shares, and the income from and value of same, are not intended to replace any pension rights or compensation;

v.this Award and the underlying Shares, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, or end-of-service payments; bonuses; long-service awards; pension, retirement, or welfare benefits; or similar payments;

vi.unless otherwise agreed with the Company, this Award and the underlying Shares, and the income from and value of same, are not granted as consideration for, or in connection with, any service the Optionee may provide as a director of any Affiliate;

vii.this Award is made solely by the Company, with principal offices at 436 Seventh Avenue, Pittsburgh, PA, U.S.A., and the Company is solely responsible for the administration of the Plan and the Optionee’s participation in the Plan;

viii.the future value of the Shares that may be delivered upon exercise of the option is unknown, indeterminable, and cannot be predicted with certainty;

ix.no claim or entitlement to compensation or damages in favor of the Optionee (or any person claiming through the Optionee) shall arise from forfeiture of the option resulting from a termination of Service (for any reason whatsoever, whether or not such termination of Service is later found to be invalid or in breach of the employment laws in the jurisdiction where the Optionee is employed or providing services or the terms of the Optionee’s employment or service agreement, if any) or recoupment of all or any

Revised 1/25/18     Page  5

portion of any payment made pursuant to the option as provided by any Company policy on recoupment of incentive compensation;

x.for purposes of the option, the Optionee’s termination of  Service occurs as of the date the Optionee is no longer actively employed and providing services to the Company or one of its Affiliates (for any reason whatsoever, whether or not such termination of Service is later found to be invalid or in breach of the employment laws in the jurisdiction where the Optionee is employed or providing services or the terms of the Optionee’s employment or service agreement, if any), and unless otherwise expressly provided in this Agreement or otherwise determined by the Company, the Optionee’s right to vest in any portion of the Award under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Optionee’s active employment or period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under the employment laws in the jurisdiction where the Optionee is employed or providing services or the terms of the Optionee’s employment or service agreement, if any); the Company, in its sole discretion, shall determine when the Optionee is no longer actively employed or providing services for purposes of the Award (including whether the Optionee may still be considered to be actively employed or providing services while on a leave of absence);

xi.unless otherwise provided in the Plan or by the Company in its discretion, the option and the benefits evidenced by this Agreement do not create any entitlement to have the option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out, or substituted, in connection with any corporate transaction affecting the Shares; and

xii.neither the Company, the Employer, nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the United States Dollar that may affect the value of the option, any payment made pursuant to the option, or the subsequent sale of any Shares acquired under the Plan.

C.No Advice Regarding Grant.  The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan, acquisition of any Shares under the Plan, or subsequent sale of such Shares.  The Optionee should consult with the Optionee’s personal tax, legal, and financial advisors regarding the Optionee’s participation in the Plan before taking any action in relation thereto.

D.Language.  The Optionee acknowledges that he or she is proficient in the English language and understands the content of this Agreement and other Plan-related materials.  If the Optionee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.

E.Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

Revised 1/25/18     Page  6

F.Foreign Asset/Account Reporting Requirements.  The Optionee acknowledges that there may be certain foreign asset and/or account reporting requirements that may affect the Optionee’s ability to acquire or hold Shares acquired under the Plan (or cash received from participating in the Plan) in a brokerage or bank account outside of the Optionee’s country.  The Optionee may be required to report such accounts, assets, or transactions to the tax or other authorities in his or her country.  The Optionee may also be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to the Optionee’s country through a designated bank or broker within a certain time after receipt.  The Optionee acknowledges that it is his or her responsibility to be compliant with such regulations and the Optionee should speak to his or her personal advisor on this matter.

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